Exhibit 3.2
ARTICLES OF AMENDMENT
TO THE
RESTATED ARTICLES OF INCORPORATION
OF
UNITED COMMUNITY BANKS, INC.

1.The name of the corporation is United Community Banks, Inc.

2.The Board of Directors of United Community Banks, Inc., a Georgia corporation (the “Company”), unanimously adopted a resolution deleting from the Restated Articles of Incorporation of the Company all of the designations, powers, preferences, limitations , restrictions and relative rights of the following series (the “Eliminated Series”) of preferred stock:

Series A Non-Cumulative Preferred Stock;
Fixed Rate Cumulative Perpetual Preferred Stock, Series B;
Common Stock Equivalent Junior Preferred Stock;
Series C Convertible Preferred Stock;
Cumulative Perpetual Preferred Stock, Series D;
Junior Participating Preferred Stock, Series E;
Mandatorily Convertible Cumulative Non-Voting Perpetual Preferred Stock, Series F;
Mandatorily Convertible Cumulative Non-Voting Perpetual Preferred Stock, Series G; and
Senior Non-Cumulative Perpetual Preferred Stock, Series H (the “Amendment”).

3.The Amendment does not provide for an exchange, reclassification, or cancellation of issued shares. No shares of the Eliminated Series are currently issued or outstanding.

4.The Amendment was duly adopted by the Company’s Board of Directors on February 18, 2021.

5.These Articles of Amendment were adopted by the Company’s Board of Directors without shareholder approval because they are effective without shareholder action pursuant to O.C.G.A. §§ 14-2-602(e) and 14-2-1002(9).

IN WITNESS WHEREOF, the undersigned, on behalf of the Company, has executed these Articles of Amendment on this 21st day of April, 2021.

UNITED COMMUNITY BANKS, INC.

By:     /s/ Melinda Davis Lux
Name:    Melinda Davis Lux
Title:    Executive Vice President, General Counsel and Corporate Secretary